UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 29, 2006

EMC CORPORATION

(Exact Name of Registrant as Specified in Charter)

Massachusetts	1-9853	No. 04-2680009
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

176 South Street, Hopkinton, MA	01748
(Address of Principal Executive Offices)	(Zip code)

Registrant’s telephone number, including area code: (508) 435-1000

N/A

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

On October 17, 2006, EMC announced plans to implement consolidation efforts designed to deliver a more unified experience to customers through the further integration of EMC and most of the 21 acquisitions made over the past three years by improving efficiencies across the company’s business. As of such date, the actions were expected to result in the departure of approximately 1,250 employees worldwide by the end of 2007. The plan was expected to result in a pre-tax charge in the fourth quarter of 2006 of between $150 million and $175 million or $0.06 per diluted share to cover the cost of the consolidation efforts.

On December 29, 2006, EMC management approved a final consolidation plan as follows:

•	The number of affected employees will be approximately 1,350. The affected employees are expected to depart by the end of December 2007. Termination benefits payable as a result of the final plan are expected to be approximately $130 million, which includes cash payments of approximately $119 million.

•	The elimination of excess facilities and the termination of other contracts which are expected to be approximately $15 million, all of which will require a cash outlay.

•	The write-off of certain assets for which the company has determined it will no longer derive any benefits, which are expected to be approximately $30 million.

The total pre-tax charge is approximately $175 million, or $0.06 per diluted share, which will be recognized in the fourth quarter of 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMC CORPORATION

By:	/s/ David I. Goulden
David I. Goulden
Executive Vice President and
Chief Financial Officer

Date: January 5, 2007

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